AMENDMENT
TO
THE LL&E DEFERRED COMPENSATION ARRANGEMENT
FOR SELECTED KEY EMPLOYEES

The LL&E Deferred Compensation Arrangement for Selected Key Employees is amended, effective as of January 1, 2005, as follows:
A new Section 8.5 is added to read as follows::

“8.5 Preservation of Grandfathering under IRC Section 409A. It is intended that the benefits under this Plan qualify under the grandfather provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder so that such benefits are not subject to said Section 409A. Anything in this Plan to the contrary notwithstanding, no amendment shall be made to this Plan that would cause the loss of such grandfather protection.”